Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Steven Nelson
GNC Corporation
(412) 288-8389
steven-nelson@gnc-hq.com
GNC Corporation Reports Third Quarter 2006 Financial Results
Third Quarter Comparable Store Sales Growth of 11.7% for Company-Owned Stores
Third Quarter EBITDA Improves 64.1%
Third Quarter Net Income Improves 336.8%
PITTSBURGH — November 2, 2006 — GNC Corporation (“GNC” or the “Company”), the largest global specialty retailer of nutritional supplements, today reported its financial results for the third quarter ended September 30, 2006.
The Company reported consolidated revenues of $367.7 million for the quarter, a 14.0% increase over the same quarter in 2005. The increase in revenues was primarily the result of significant domestic comparable store sales growth of 11.7% for company-owned stores and 7.0% for franchise locations.
For the quarter, the Company generated earnings before interest, income taxes, depreciation and amortization (EBITDA) of $41.8 million compared to $25.5 million in the third quarter of 2005, a 64.1% increase. The increase in EBITDA was primarily generated by significant improvements in the retail and franchising businesses driven by the growth in comparable store sales. EBITDA for the third quarter of 2006 included a charge of $1.1 million associated with the loss on the pending sale of the Company’s Australian manufacturing facility, which is expected to close in the fourth quarter of 2006. Excluding this charge, Adjusted EBITDA would have been $42.9 million in the third quarter of 2006 compared to $25.5 million in the same quarter of 2005, a 68.3% increase. In addition, EBITDA for the third quarter of 2006 was reduced by $0.7 million of non-cash stock-based compensation expense. There was no non-cash stock-based compensation expense in the third quarter of 2005.
Net income for the third quarter of 2006 increased 336.8% to $13.9 million compared to $3.2 million in the third quarter of 2005.
“I am extremely pleased with the continued strong sales performance we are seeing across every major category and in all store formats. This quarter is especially encouraging since it not only represents the fourth consecutive quarter of strong single- to double-digit same store sales growth, but also double-digit same store sales growth against positive growth from last year,” said President and Chief Executive Officer Joseph Fortunato.
“Overall, results reflect our strongest EBITDA quarter of the year with all critical financial and operating areas meeting or exceeding expectations.”

For the nine months ended September 30, 2006, consolidated revenue increased by 14.6% to $1,137.4 million from $992.3 million in the comparable period of 2005. EBITDA for the nine months ended September 30, 2006 increased 41.6% to $119.7 million from $84.5 million in the prior year period. EBITDA for the nine months ended September 30, 2006 included a $4.8 million discretionary payment to GNC Corporation stock option holders in conjunction with the previously reported March 2006 payments to GNC Corporation common stockholders and a charge of $1.1 million associated with the loss on the pending sale of the Company’s Australian manufacturing facility, which is expected to close in the fourth quarter of 2006. Excluding these charges, Adjusted EBITDA for the nine months ended September 30, 2006 would have been $125.6 million compared to $84.5 million for the nine months ended September 30, 2005, a 48.6% increase. EBITDA for the nine months ended September 30, 2006 was reduced by non-cash stock-based compensation expense of $1.9 million. There was no non-cash stock-based compensation expense in the nine months ended September 30, 2005. EBITDA for the nine months ended September 30, 2005 included income of $2.5 million from a transaction fee received by the Company as a result of transferring its Australian franchise rights to an existing franchisee.
Net income for the nine months ended September 30, 2006 increased 194.8% to $38.4 million compared to $13.0 million in the nine months ended September 30, 2005.
For the nine months ended September 30, 2006, the Company generated cash from operating activities of $68.9 million with ending cash on the balance sheet of $87.4 million. For the nine months ended September 30, 2006, the Company had capital expenditures of $16.1 million and repaid $1.6 million of outstanding debt. At September 30, 2006, the Company had $471.8 million of total debt outstanding, with its revolving credit facility undrawn.
GNC, headquartered in Pittsburgh, Pa., is the largest global specialty retailer of nutritional products; including vitamin, mineral, herbal and other specialty supplements and sports nutrition, diet and energy products. GNC has more than 4,800 retail locations throughout the United States (including more than 1,000 franchise and 1,160 Rite Aid store-within-a-store locations) and franchise operations in 47 international markets. The company — which is dedicated to helping consumers Live Well — also offers products and product information online at www.gnc.com.
GNC has scheduled a conference call and webcast to report its third quarter 2006 financial results on Thursday, November 2, at 11:00 am eastern time. Please note that there will be no question and answer session on this call due to the Company’s pending registration statement on Form S-1. To listen to this call inside the U.S., dial 1-800-447-0521, and outside the U.S. dial 1-847-413-3238. A webcast of the call will be available through the “About GNC” link on GNC.com. Following the completion of the call, a replay will be available until November 16, 2006 by dialing 1-888-843-8996 inside the U.S. and 1-630-652-3044 outside the U.S. The conference identification number for all callers is 15995177#.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions of strategy. GNC believes there is a reasonable basis for our expectations and beliefs, but they are inherently uncertain, we may not realize our expectations and our beliefs may not prove correct. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. Factors that may materially affect such forward-looking statements include, among others:
•	significant competition in our industry;

•	unfavorable publicity or consumer perception of our products;

•	the incurrence of material products liability and product recall costs;

•	costs of compliance and our failure to comply with governmental regulations;

•	the failure of our franchisees to conduct their operations profitably and limitations on our ability to terminate or replace under-performing franchisees;

•	economic, political and other risks associated with our international operations;

•	our failure to keep pace with the demands of our customers for new products and services;

•	the lack of long-term experience with human consumption of some of our products with innovative ingredients;

•	disruptions in our manufacturing system or losses of manufacturing certifications;

•	increases in the frequency and severity of insurance claims, particularly for claims for which we are self-insured;

•	loss or retirement of key members of management;

•	increases in the cost of borrowings and unavailability of additional debt or equity capital;

•	the impact of our substantial indebtedness on our operating income and our ability to grow; and

•	the failure to adequately protect or enforce our intellectual property rights against competitors.

Results of Operations
(Dollars in millions and percentages expressed as a percentage of total net revenues)

		Three Months Ended				Nine Months Ended
		September 30,				September 30,
	2006		2005		2006		2005
				(unaudited)
Revenues:
Retail	$274.1	74.5%	$239.2	74.1%	$853.8	75.1%	$744.7	75.0%
Franchise	60.7	16.5%	53.2	16.5%	180.3	15.8%	163.5	16.5%
Manufacturing / Wholesale	32.9	9.0%	30.2	9.4%	103.3	9.1%	84.1	8.5%

Total net revenues	367.7	100.0%	322.6	100.0%	1,137.4	100.0%	992.3	100.0%

Operating expenses:
Cost of sales, including warehousing, distribution and occupancy costs	241.3	65.6%	222.1	68.9%	751.5	66.1%	676.2	68.2%
Compensation and related benefits	60.8	16.6%	58.5	18.1%	187.3	16.5%	172.0	17.3%
Advertising and promotion	11.0	3.0%	8.7	2.7%	41.3	3.6%	36.8	3.7%
Other selling, general and administrative expenses	20.3	5.5%	17.3	5.4%	62.9	5.5%	53.2	5.4%
Amortization expense	1.5	0.4%	1.1	0.3%	3.5	0.3%	3.0	0.3%
Foreign currency gain	—	0.0%	—	0.0%	(0.7)	-0.1%	(0.1)	0.0%
Other expense (income)	1.1	0.3%	—	0.0%	1.1	0.1%	(2.5)	-0.3%

Total operating expenses	336.0	91.4%	307.7	95.4%	1,046.9	92.0%	938.6	94.6%

Operating income:
Retail	31.0	8.4%	16.4	5.1%	99.9	8.8%	55.5	5.6%
Franchise	17.2	4.7%	14.7	4.6%	48.3	4.3%	37.6	3.8%
Manufacturing / Wholesale	14.2	3.8%	11.4	3.5%	38.8	3.4%	36.1	3.6%
Unallocated corporate and other (costs) income:
Warehousing and distribution costs	(12.6)	-3.4%	(12.5)	-3.9%	(37.9)	-3.3%	(37.4)	-3.8%
Corporate costs	(17.0)	-4.6%	(15.1)	-4.7%	(57.5)	-5.1%	(40.6)	-4.1%
Other (expense) income	(1.1)	-0.3%	—	0.0%	(1.1)	-0.1%	2.5	0.3%

Subtotal unallocated corporate and other costs net	(30.7)	-8.3%	(27.6)	-8.6%	(96.5)	-8.5%	(75.5)	-7.6%

Total operating income	31.7	8.6%	14.9	4.6%	90.5	8.0%	53.7	5.4%

Interest expense, net	9.7		9.9		29.5		33.2

Income before income taxes	22.0		5.0		61.0		20.5

Income tax expense	8.1		1.8		22.6		7.5

Net income	$13.9		$3.2		$38.4		$13.0

Note: The numbers in the above table have been rounded to millions. All calculations related to the Results of Operations for the year-over-year comparisons were derived from the table above and could occasionally differ immaterially if you were to use the unrounded data for these calculations.
We define EBITDA as net income before interest expense (net), income tax expense, depreciation, and amortization. Management uses EBITDA as a tool to measure operating performance of the business. We use EBITDA as one criterion for evaluating our performance relative to our competitors and also as a measurement for the calculation of management incentive compensation. Although we primarily view EBITDA as an operating performance measure, we also consider it to be a useful analytical tool for measuring our liquidity, our leverage capacity, and our ability to service our debt and generate cash for other purposes. We also use EBITDA to determine our compliance with certain covenants in the senior credit facility, and the indentures concerning the senior notes and senior subordinated notes, of our wholly owned subsidiary and operating company, General Nutrition Centers, Inc., or Centers. The reconciliation of EBITDA as presented below is different than that used for purposes of the covenants under the indentures governing the senior notes and senior subordinated notes. Historically, we have highlighted our use of EBITDA as a liquidity measure and for related purposes because of our focus on the holders of the Centers’ debt. At the same time, however, management has also internally used EBITDA as a performance measure. EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income, or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, as a measure of our profitability or liquidity. Some of the limitations of EBITDA are as follows:
•	EBITDA does not reflect interest expense or the cash requirement necessary to service interest or principal payments on our debt;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	although EBITDA is frequently used by securities analysts, lenders, and others in their evaluation of companies, our calculation of EBITDA may differ from other similarly titled measures of other companies, limiting its usefulness as a comparative measure.
We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally.
Adjusted EBITDA is presented as additional information, as management also uses Adjusted EBITDA to evaluate the operating performance of the business and as a measurement for the calculation of management incentive compensation. Management believes that Adjusted EBITDA is commonly used by security analysts, lenders, and others. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies, limiting its usefulness as a comparative measure.
For the three and nine months ended September 30, 2006 and 2005, the following table presents EBITDA reconciled to our net income for such periods and Adjusted EBITDA reconciled to EBITDA for such periods.
NET INCOME RECONCILIATION TO EBITDA
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
		(unaudited)
Net Income	$13.9	$3.2	$38.4	$13.0
Interest expense, net	9.7	9.9	29.5	33.2
Income tax expense	8.1	1.8	22.6	7.5
Depreciation and amortization	10.1	10.6	29.2	30.8

EBITDA	$41.8	$25.5	$119.7	$84.5

Loss on sale of Australian manufacturing subsidiary	1.1	—	1.1	—
Discretionary payment to stock option holders	—	—	4.8	—

Adjusted EBITDA	$42.9	$25.5	$125.6	$84.5

For the three and nine months ended September 30, 2006 and 2005, the following table presents EBITDA reconciled to our cash from operations for such periods and Adjusted EBITDA reconciled to EBITDA for such periods.
CASH FROM OPERATIONS RECONCILIATION TO EBITDA
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
		(unaudited)
Net cash provided by operating activities	$34.9	$16.1	$68.9	$34.7
Cash paid for interest (excluding deferred financing fees)	8.7	8.4	28.8	21.6
Cash paid for taxes	11.5	0.1	22.4	2.8
(Decrease) increase in accounts receivable	(2.5)	1.8	13.6	5.8
Increase (decrease) in inventory	14.1	(23.0)	14.7	7.5
(Increase) decrease in accounts payable	(19.7)	21.8	(7.2)	23.1
Decrease in other assets	(7.7)	(4.3)	(11.9)	(17.1)
Decrease (increase) in other liabilities	2.5	4.6	(9.6)	6.1

EBITDA	$41.8	$25.5	$119.7	$84.5

Loss on sale of Australian manufacturing subsidiary .	1.1	—	1.1	—
Discretionary payment to stock option holders	—	—	4.8	—

Adjusted EBITDA	$42.9	$25.5	$125.6	$84.5